UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 23, 2009

NBTY, INC.

 (Exact Name of Registrant as Specified in Charter)

DELAWARE	001-31788	11-2228617
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2100 Smithtown Avenue
Ronkonkoma, New York	11779
(Address of Principal Executive Offices)	(Zip Code)

(631) 567-9500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02             COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On December 23, 2009, the Board of Directors (the “Board”) of NBTY, Inc. (the “Corporation”), upon the recommendation of the Compensation Committee of the Board (the “Committee”), determined that Scott Rudolph, Harvey Kamil, Glenn Schneider, Hans Lindgren and James Flaherty will receive the bonus set forth next to their respective names in the following table with respect to the fiscal year ended September 30, 2009.   The Committee further determined to make the equity award grants (stock options and restricted stock units) set forth next to their respective names as long-term equity incentive awards.

	Annual Bonus
	With respect to	Stock Option	Restricted
Officer	Fiscal Year 2009	Grant	Stock Unit Grant

Scott Rudolph	$1,500,000	38,970	8,573
Harvey Kamil	$1,000,000	35,722	5,716
Glenn Schneider	$300,000	11,145	1,783
Hans Lindgren	$225,000	6,716	1,075
James Flaherty	$190,000	6,716	1,075

The stock option grants have an exercise price of $43.88, equal to the closing price of the Corporation’s common stock (the “Common Stock”) on the New York Stock Exchange on December 23, 2009 (the “Grant Date”).  The option awards will vest one-third on each of the second, third and fourth anniversary of the Grant Date, except those granted to Mr. Kamil, the vesting of which will accelerate if he retires after the second anniversary of the Grant Date.  Awards will be either non-qualified stock options or incentive stock options, determined in a manner that will provide for a maximum number of incentive stock options.  The awards will be granted under the Corporation’s Year 2000 Incentive Stock Option Plan, if the option is an incentive stock option, until the optioned shares available under that plan have been exhausted, and then be granted under the Corporation’s other available equity plans so as to maximize flexibility and shareholder value.

The restricted stock units will vest one third on each of the second, third and fourth anniversary of the Grant Date, except those granted to Mr. Kamil, the vesting of which will accelerate if he retires after the second anniversary of the Grant Date.  These restricted stock units will be granted under the 2009 Equity Awards Plan, and will be settled in shares of Common Stock, not in cash.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  December 30, 2009

NBTY, INC.

By:	/s/ Harvey Kamil
Harvey Kamil
President and Chief Financial Officer